EXHIBIT 99.1

Flushing Financial Corporation Reports 20% Increase in Core Diluted EPS From Prior Year, Driven by Continued Improvement in Credit Metrics and an 11% Increase in the Loan Portfolio; Reaches $5.0 Billion in Total Assets

FULL YEAR 2014

  Core diluted earnings per common share, a non-GAAP measure, were $1.58, an increase of $0.26, or 19.7%, from the year ended December 31, 2013.
  GAAP diluted earnings per common share were $1.48, an increase of $0.22, or 17.5%, from the year ended December 31, 2013.
  Core return on average assets and core return on average equity, both non-GAAP measures, increased to 1.0% and 10.4%, respectively, from 0.9% and 9.2%, respectively, for the year ended December 31, 2013.
  GAAP return on average assets and GAAP return on average equity increased to 0.9% and 9.8%, respectively, from 0.8% and 8.7%, respectively, for the year ended December 31, 2013.
  Loans, net were $3.8 billion, an increase of $382.9 million, or 11.3%, from December 31, 2013.
  Credit quality continues to improve as non-accrual loans totaled $31.9 million at December 31, 2014, an improvement of $16.5 million, or 34.1%, from December 31, 2013, and were at its lowest level since September 30, 2008.
  Deleveraged a portion of the balance sheet by selling $95.2 million in securities, recording a net gain on sale of $5.2 million and using the funds to prepay $96.9 million in long-term borrowings at an average cost of 3.60%, recording a prepayment penalty of $5.2 million.
  The net interest margin, excluding prepayment penalties incurred from the extinguishment of debt, was 3.22% for the year ended December 31, 2014, a decrease of 21 basis points from the year ended December 31, 2013.
  Net charge-offs for the year ended December 31, 2014 were $0.7 million, or two basis points of average loans.
  The provision for loan losses improved to a benefit of $6.0 million for the year ended December 31, 2014, from a provision of $13.9 million recorded for the year ended December 31, 2013.
  Sold three substandard trust preferred securities totaling $11.1 million, recording a net loss on sale of $2.3 million.

FOURTH QUARTER 2014

  Core diluted earnings per common share, a non-GAAP measure, were $0.44, an increase of $0.06 from the trailing quarter, and the same as recorded for the three months ended December 31, 2013.
  GAAP diluted earnings per common share were $0.38, the same as recorded in the trailing quarter, and a decrease of $0.02 from the three months ended December 31, 2013.
  Core return on average assets and core return on average equity, both non-GAAP measures, were 1.1% and 11.4%, respectively, and 1.1% and 12.1%, respectively, for the three months ended December 31, 2013.
  GAAP return on average assets and GAAP return on average equity decreased to 0.9% and 9.7%, respectively, from 1.0% and 11.1%, respectively, for the three months ended December 31, 2013.
  Loan portfolio grew at an annualized rate of 18.6% during the three months ended December 31, 2014.
  Non-accrual loans totaled $31.9 million at December 31, 2014, an improvement of $2.6 million, or 7.6%, from September 30, 2014.
  Net charge-offs for the three months ended December 31, 2014 were $0.1 million, or less than one basis point of average loans.
  The provision for loan losses improved to a benefit of $3.2 million for the three months ended December 31, 2014.
  Sold two substandard trust preferred securities totaling $9.3 million, recording a net loss on sale of $2.3 million.

LAKE SUCCESS, N.Y., Jan. 27, 2015 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and twelve months ended December 31, 2014.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report record earnings for the year ended December 31, 2014. Both core earnings and core earnings per common share, which are non-GAAP measures, were records for 2014, at $47.0 million and $1.58, respectively, while GAAP earnings and earnings per share were $44.2 million and $1.48, respectively. The record core earnings were primarily achieved by a continued improvement in the credit quality of our assets, our strategic focus on reducing the cost of our interest-bearing liabilities and the growth in our loan portfolio during the year ended December 31, 2014.

"Loans, net for the year ended December 31, 2014 grew 11.3%. Loan originations and purchases for the year ended December 31, 2014 totaled a record $958.2 million. The increased loan originations were partially due to the hiring of additional loan officers in 2014. Additionally, during the fourth quarter of 2014 we purchased $107.8 million and $4.8 million in multi-family real estate mortgages and commercial real estate mortgages, respectively. Multi-family, commercial real estate and commercial business loans grew $211.4 million, $109.0 million and $73.9 million respectively, during the year ended December 31, 2014. These loan portfolios grew as we continued our focus on multi-family real estate loans, and, as part of our strategic plan, focused on commercial business loans and resumed origination of commercial real estate loans. Loan applications in process have continued to remain strong, totaling $295.9 million at December 31, 2014 compared to $297.5 million at December 31, 2013.

"As a result of the growth in our loan portfolio, total assets at December 31, 2014 grew to $5.1 billion, an increase of $355.5 million, or 7.5%, during 2014. During the year ended December 31, 2014, we also focused on reducing non-accrual loans, loans delinquent 30 days and over and classified assets. This resulted in improvements of 34.1%, 33.4% and 39.5%, respectively, for these metrics. The decreases in these key metrics were a direct result of the combined impact of an improving real estate market in the New York City Metropolitan area and changes we made to our underwriting standards in 2009. Loans originated prior to 2010, which have the highest delinquency rates and charge-offs, decreased 19.6% during the year ended December 31, 2014. As a result of these improvements, we recorded a benefit of $6.0 million during 2014 to our allowance for loan losses. Additionally, in an effort to further reduce classified assets, we sold three substandard trust preferred securities totaling $11.1 million during 2014, recording a net loss on sale of $2.3 million. We had recorded other-than-temporary impairment charges ("OTTI") on these securities in prior years.

"As part of our focus on reducing our cost of interest-bearing liabilities during 2014, as previously announced, we took an opportunity during the third quarter of 2014 to deleverage a small portion of our balance sheet by selling $95.2 million of securities and used the proceeds from the sale to prepay $96.9 million in long-term borrowing at an average cost of 3.60%. We also improved our mix of deposits by increasing lower costing core deposits during 2014, as the average balance of lower costing core deposits increased $148.0 million to $1,894.9 million during the year ended December 31, 2014. Additionally, we continued to see a reduction in the cost of certificates of deposit during 2014, as the cost of certificates of deposit decreased 19 basis points to 1.87% for the year ended December 31, 2014. Overall, excluding prepayment penalties incurred from the extinguishment of borrowings during 2014 and 2013, the cost of average interest-bearing liabilities decreased 13 basis points to 1.20% for the year ended December 31, 2014.

"Excluding the prepayment penalty incurred from the extinguishment of borrowings, our net interest margin for the fourth quarter of 2014 was 3.19%, a three basis point decrease from the third quarter of 2014. During the current quarter we were able to reduce the cost of our interest-bearing liabilities by one basis point to 1.15% from 1.16% for the three months ended September 30, 2014, partially offset by a five basis point decrease in the yield earned on interest-earning assets to 4.22% from 4.27% for the three months ended September 30, 2014. The net interest margin includes the benefit of interest collected from non-accrual loans and prepayment penalties recorded on loans. Excluding these benefits, the net interest margin for the fourth quarter of 2014 was 2.99%, an eight basis point decrease from the third quarter of 2014.

"Net charge-offs for the year ended December 31, 2014 were $0.7 million. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.0% at December 31, 2014."

At December 31, 2014, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.63%, 13.87% and 14.60%, respectively. The Company is also subject to the same regulatory requirements. At December 31, 2014, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.62%, 13.87% and 14.61%, respectively.

Beginning in the first quarter of 2015, new capital regulations will become effective. Based on our assessment of these new capital regulations, the Company and the Bank each presently meet the fully phased in requirements of the new capital regulations to be considered well-capitalized.

Core earnings, a non-GAAP measure, which exclude the effects of net gains and losses from fair value adjustments, net gains and losses from the sale of securities, OTTI charges and penalties from the prepayment of long-term borrowings, were $13.0 million, or $0.44 per diluted common share for the three months ended December 31, 2014, the same as the comparable prior year period.

Core earnings were $47.0 million for the year ended December 31, 2014, an increase of $7.3 million, or 18.4%, from $39.7 million in the comparable prior year period. Core diluted earnings per common share were $1.58 for the year ended December 31, 2014, an increase of $0.26, or 19.7%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."

Balance Sheet Deleveraging

As previously announced, during the three months ended September 30, 2014, $85.0 million in mortgage-backed securities at an average yield of 3.66% and $10.2 million in corporate securities at an average yield of 2.07% were sold realizing a net gain on sale of $5.2 million. The proceeds from the sale were used to prepay $66.9 million in long-term FHLB-NY advances at an average cost of 2.98% and $30.0 million in repurchase agreements at an average cost of 4.98% while incurring a prepayment penalty totaling $5.2 million. The balance sheet deleverage had a minimal effect on the current period net income, but decreased net interest income by $5.2 million and increased non-interest income by $5.2 million. The balance sheet deleverage is projected to benefit our net interest margin in future periods.

Earnings Summary - Three Months Ended December 31, 2014

Net income for the three months ended December 31, 2014 was $11.1 million, a decrease of $0.9 million, or 7.5%, compared to $11.9 million for the three months ended December 31, 2013. Diluted earnings per common share were $0.38 for the three months ended December 31, 2014, a decrease of $0.02, or 5.0%, from $0.40 for the three months ended December 31, 2013.

Return on average equity decreased to 9.7% for the three months ended December 31, 2014 from 11.1% for the three months ended December 31, 2013. Return on average assets decreased to 0.9% for the three months ended December 31, 2014 from 1.0% for the three months ended December 31, 2013.

For the three months ended December 31, 2014, net interest income was $37.1 million, a decrease of $0.1 million, or 0.3%, from $37.2 million for the three months ended December 31, 2013. The decrease in net interest income was primarily attributable to a 15 basis point decrease in the net interest spread to 3.07% for the three months ended December 31, 2014 from 3.22% in the comparable prior year period, partially offset by an increase of $200.7 million in the average balance of interest-earning assets to $4,660.9 million for the three months ended December 31, 2014 from $4,460.2 million for the comparable prior year period. The yield on interest-earning assets decreased 29 basis points to 4.22% for the three months ended December 31, 2014 from 4.51% for the three months ended December 31, 2013, while the cost of interest-bearing liabilities decreased 14 basis points to 1.15% for the three months ended December 31, 2014 from 1.29% for the comparable prior year period. The net interest margin declined 15 basis points to 3.19% for the three months ended December 31, 2014 from 3.34% for the three months ended December 31, 2013. The three months ended December 31, 2014 included $0.4 million in additional interest collected from non-accrual loans compared to $0.9 million recorded during the three months ended December 31, 2013. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 11 basis points to 3.15% for the three months ended December 31, 2014 from 3.26% for the three months ended December 31, 2013. Further excluding prepayment penalty income, the net interest margin was 2.99% for the three months ended December 31, 2014, compared to 3.15% for the three months ended December 31, 2013.

The 29 basis point decline in the yield of interest-earning assets was primarily due to a 37 basis point reduction in the yield of the loan portfolio to 4.73% for the three months ended December 31, 2014 from 5.10% for the three months ended December 31, 2013, combined with a 30 basis point decline in the yield on total securities to 2.51% for the three months ended December 31, 2014 from 2.81% for the comparable prior year period. The yield of interest-earning assets was positively impacted by an increase of $271.5 million in the average balance of total loans, net to $3,640.8 million for the three months ended December 31, 2014 from $3,369.2 million for the comparable prior year period and a decrease of $66.8 million in the average balance of lower yielding total securities portfolio to $973.4 million for the three months ended December 31, 2014 from $1,040.2 million for the comparable prior year period. The 37 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. Excluding prepayment penalty income, the yield on the total loans, net, decreased 43 basis points to 4.53% for the three months ended December 31, 2014 from 4.96% for the three months ended December 31, 2013. The 30 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio and the sale of $95.2 million in securities at a higher yield than the existing portfolio, as part of the balance sheet deleverage during 2014, as discussed above.

The 14 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, and NOW accounts decreased 33 basis points and seven basis points, respectively, partially offset by increases of 12 basis points and 18 basis points in the cost of money market accounts and savings accounts, respectively, for the three months ended December 31, 2014 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral. This will allow us to invest our funds in higher yielding assets. The cost of savings accounts increased as we increased the rate we pay on savings accounts on our internet branch to attract additional deposits. The cost was also positively affected by an increase of $37.5 million in the average balance of lower costing core deposits during the three months ended December 31, 2014 to $1,851.5 million from $1,814.0 million for the comparable prior year period. These improvements resulted in a decrease in the cost of due to depositors of 12 basis points to 0.93% for the three months ended December 31, 2014 from 1.05% for the three months ended December 31, 2013. The cost of borrowed funds decreased 17 basis points from the comparable prior year period to 1.88% for the three months ended December 31, 2014. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and the effect of the balance sheet deleveraging, as discussed above.

The net interest margin for the three months ended December 31, 2014 was 3.19%, a decrease of three basis points from 3.22% for the three months ended September 30, 2014, excluding the prepayment penalty on borrowings recorded as a result of the balance sheet deleveraging, as discussed above. The yield on interest-earning assets decreased five basis points during the three months ended December 31, 2014 to 4.22%, while the cost of interest-bearing liabilities decreased one basis point to 1.15%. The yield on total loans decreased six basis points to 4.73% for the three months ended December 31, 2014 from 4.79% for the three months ended September 30, 2014. The three months ended December 31, 2014 included $0.4 million in additional interest collected from non-accrual loans compared to $0.3 million recorded during the three months ended September 30, 2014. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased five basis points to 3.15% for the three months ended December 31, 2014 from 3.20% for the three months ended September 30, 2014. Further excluding prepayment penalty income, the net interest margin decreased eight basis points to 2.99% for the three months ended December 31, 2014 from 3.07% for the three months ended September 30, 2014.

The provision for loan losses decreased $4.2 million during the three months ended December 31, 2014 to a benefit of $3.2 million from a provision of $1.0 million during the comparable prior year period. The decrease in the provision was primarily due to the continued improvement in credit conditions. During the three months ended December 31, 2014, non-accrual loans decreased $2.6 million to $31.9 million from $34.5 million at September 30, 2014 and net charge-offs continued to be minimal at $0.1 million, or less than one basis point of average loans, for the three months ended December 31, 2014. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.0% at December 31, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $3.2 million for the three months ended December 31, 2014.

Non-interest income for the three months ended December 31, 2014 was a loss of $0.6 million, a decrease of $1.6 million from income of $1.1 million for the three months ended December 31, 2013. The decrease in non-interest income was primarily due to recording a $2.3 million net loss from the sale of $9.3 million in substandard trust preferred securities for which the Company has previously recorded OTTI charges. This decrease in non-interest income was partially offset by a $0.9 million decrease in net losses from fair value adjustments.

Non-interest expense was $21.7 million for the three months ended December 31, 2014, an increase of $2.8 million, or 14.8%, from $18.9 million for the three months ended December 31, 2013. The increase was primarily due to an increase of $1.8 million in salaries and employee benefits, primarily due to an increase of $0.8 million in split dollar BOLI expense due to a decrease in the discount rate used to calculate the liability and increased salaries expense of $0.8 million due to annual salary increases and increased staffing to support the growth of the Bank. Additionally, the increase in non-interest expense was from increases of $0.8 million in professional services from increased legal fees as the prior year period included a decrease in legal fees and $0.6 million in other operating expense. These increases were partially offset by decreases of $0.3 million in other real estate owned/foreclosure expense from a reduction in non-accrual loans and $0.2 million in FDIC insurance expense primarily due to a reduction in the assessment rate. The efficiency ratio was 54.1% for the three months ended December 31, 2014 compared to 47.0% for the three months ended December 31, 2013.

The provision for income taxes for the three months ended December 31, 2014 was $7.0 million, an increase of $0.5 million, or 8.2%, from $6.5 million for the comparable prior year period. The increase was primarily due to an increase in the effective tax rate to 38.7% for the three months ended December 31, 2014 from 35.1% for the three months ended December 31, 2013.

Earnings Summary - Twelve months Ended December 31, 2014

Net income for the twelve months ended December 31, 2014 was $44.2 million, an increase of $6.5 million, or 17.2%, compared to $37.8 million for the twelve months ended December 31, 2013. Diluted earnings per common share were $1.48 for the twelve months ended December 31, 2014, an increase of $0.22, or 17.5%, from $1.26 for the twelve months ended December 31, 2013.

Return on average equity increased to 9.8% for the twelve months ended December 31, 2014, from 8.7% for the comparable prior year period. Return on average assets increased to 0.9% for the twelve months ended December 31, 2014, from 0.8% for the comparable prior year period.

For the twelve months ended December 31, 2014, net interest income was $142.4 million, a decrease of $3.3 million, or 2.2%, from $145.7 million for the twelve months ended December 31, 2013. The decrease in net interest income was primarily attributable to the $5.2 million prepayment penalty on borrowings recorded during the twelve months ended December 31, 2014 as part of a balance sheet deleveraging, as discussed above, partially offset by a $2.6 million prepayment penalty on borrowings recorded in the comparable prior year period from a previous balance sheet restructuring.

Excluding the $5.2 million prepayment penalty recorded on borrowings during the twelve months ended December 31, 2014 and the $2.6 million prepayment penalty recorded on borrowings during the comparable prior year period, net interest income for the twelve months ended December 31, 2014 decreased $0.7 million, or 0.5%, to $147.6 million from $148.2 million for the twelve months ended December 31, 2013. The decrease in net interest income was primarily attributable to a 22 basis point decrease in the net-interest spread to 3.10% for the twelve months ended December 31, 2014 from 3.32% for the twelve months ended December 31, 2013, partially offset by an increase of $266.9 million in the average balance of interest-earning assets to $4,583.7 million for the twelve months ended December 31, 2014 from $4,316.8 million for the comparable prior year period. The yield on interest-earning assets decreased 35 basis points to 4.30% for the twelve months ended December 31, 2014 from 4.65% for the twelve months ended December 31, 2013, while the cost of interest-bearing liabilities decreased 13 basis points to 1.20% for the twelve months ended December 31, 2014 from 1.33% for the comparable prior year period. The net interest margin decreased 21 basis points to 3.22% for the twelve months ended December 31, 2014 from 3.43% for the twelve months ended December 31, 2013. The twelve months ended December 31, 2014 included $1.4 million in additional interest collected from non-accrual loans compared to $1.3 million recorded during the twelve months ended December 31, 2013. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 22 basis points to 3.19% for the twelve months ended December 31, 2014 from 3.41% for the twelve months ended December 31, 2013. Further excluding prepayment penalty income, the net interest margin was 3.06% for the twelve months ended December 31, 2014, compared to 3.29% for the twelve months ended December 31, 2014.

The 35 basis point decline in the yield of interest-earning assets was primarily due to a 42 basis point reduction in the yield of the loan portfolio to 4.84% for the twelve months ended December 31, 2014 from 5.26% for the twelve months ended December 31, 2013, combined with a 25 basis point decline in the yield on total securities to 2.62% for the twelve months ended December 31, 2014 from 2.87% for the comparable prior year period. The yield of interest-earning assets was positively impacted by a $263.2 million increase in the average balance of the higher yielding loan portfolio for the twelve months ended December 31, 2014. The 42 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. The 25 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio and the sale of $95.2 million in securities at a higher yield than the existing portfolio, as part of the balance sheet deleverage during 2014, as discussed above. The yield on the loan portfolio, excluding prepayment penalty income, decreased 43 basis points to 4.67% for the twelve months ended December 31, 2014 from 5.10% for the twelve months ended December 31, 2013.

Excluding the $5.2 million prepayment penalty recorded on borrowings during the twelve months ended December 31, 2014 and the $2.6 million prepayment penalty recorded on borrowings during the comparable prior year period, the 13 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and an increase of $148.0 million in the average balance of lower costing core deposits to $1,894.9 million for the twelve months ended December 31, 2014 from $1,746.9 million for the twelve months ended December 31, 2013. Additionally, the cost of borrowed funds decreased 16 basis points to 1.96% for the twelve months ended December 31, 2014 from 2.12% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced while new borrowings were obtained at lower rates, and the effect of the prepayment of higher costing borrowings during the twelve months ended December 31, 2014. The cost of certificates of deposit and NOW accounts decreased 19 basis points and seven basis points, respectively, for the twelve months ended December 31, 2014 from the comparable prior year period, while the cost of money market accounts and savings accounts increased 11 basis points and four basis points, respectively, for the twelve months ended December 31, 2014 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral. This will allow us to invest our funds in higher yielding assets. The cost of savings accounts increased as we increased the rate we pay on savings accounts on our internet branch to attract additional deposits. This resulted in a decrease in the cost of due to depositors of 12 basis points to 0.97% for the twelve months ended December 31, 2014 from 1.09% for the twelve months ended December 31, 2013.

The provision for loan losses decreased $20.0 million during the twelve months ended December 31, 2014 to a benefit of $6.0 million from a provision of $13.9 million during the comparable prior year period. During the twelve months ended December 31, 2014, non-performing loans decreased $14.8 million to $34.2 million from $49.0 million at December 31, 2013. Net charge-offs for the twelve months ended December 31, 2014 totaled $0.7 million, or two basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 47.0% at December 31, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $6.0 million for the twelve months ended December 31, 2014.

Non-interest income for the twelve months ended December 31, 2014 was $10.2 million, an increase of $0.7 million, or 7.2%, from $9.6 million for the twelve months ended December 31, 2013. The increase in non-interest income was primarily due to an improvement in OTTI charges as there were no OTTI charges recorded during the twelve months ended December 31, 2014, but the comparable prior year period included an OTTI charge of $1.4 million on private issue CMOs. This improvement was partially offset by decreases of $0.3 million in each of other fee income and bank owned life insurance, respectively. Additionally, net gains on sale of securities decreased $0.1 million to $2.9 million for the twelve months ended December 31, 2014, from $3.0 million for the twelve months ended December 31, 2013. The $2.9 million net gain recorded in the current year was primarily due to a $5.2 million net gain on sale of mortgage-backed securities as part of the balance sheet deleveraging transaction, as discussed above. The $3.0 million net gain recorded in the prior year was primarily due to a $2.9 million net gain on sale of mortgage-backed securities as part of the balance sheet restructuring transaction.

Non-interest expense was $85.8 million for the twelve months ended December 31, 2014, an increase of $5.3 million, or 6.5%, from $80.6 million for the twelve months ended December 31, 2013. The increase was primarily due to increases of $4.6 million in salaries and benefits expense primarily due to an increase of $0.4 million in split dollar BOLI expense due to a decrease in the discount rate used to calculate the liability, increased salaries expense of $3.1 million due to annual increases and increased staffing to support the growth of the Bank and an increase of $0.9 million in the cost of grants of annual restricted stock unit awards. Additionally, the increase in non-interest expense was from increases of $0.8 million in professional services from increased legal fees as the prior year period included a decrease in legal fees and $1.1 million in other operating expense. These increases were partially offset by decreases of $1.0 million in other real estate owned/foreclosure expense from a reduction in non-accrual loans and $0.5 million in FDIC insurance expense primarily due to a reduction in the assessment rate. The efficiency ratio was 54.4% for the twelve months ended December 31, 2014 compared to 50.6% for the twelve months ended December 31, 2013.

The provision for income taxes for the twelve months ended December 31, 2014 was $28.6 million, an increase of $5.6 million, or 24.5%, from $23.0 million for the comparable prior year period. The increase was primarily due to a $12.1 million increase in income before income taxes to $72.8 million for the twelve months ended December 31, 2014 from $60.7 million for the comparable prior year period. The effective tax rate was 39.2% and 37.8% for the twelve months ended December 31, 2014 and 2013, respectively.

Balance Sheet Summary – At December 31, 2014

Total assets at December 31, 2014 were $5,077.0 million, an increase of $355.5 million, or 7.5%, from $4,721.5 million at December 31, 2013. Total loans, net increased $382.9 million, or 11.3%, during the twelve months ended December 31, 2014 to $3,785.3 million from $3,402.4 million at December 31, 2013. Loan originations and purchases were $958.2 million for the twelve months ended December 31, 2014, an increase of $122.2 million from $836.0 million for the twelve months ended December 31, 2013. During the twelve months ended December 31, 2014, we continued to focus on the origination of multi-family properties and business loans with a full relationship and have increased our commercial mortgage lending, as our strategic plan included reentering this market. Loan applications in process have continued to remain strong, totaling $295.9 million at December 31, 2014 compared to $297.5 million at December 31, 2013.

The following table shows loan originations and purchases for the periods indicated. Loan purchases were $114.8 million for the three months ended December 31, 2014. No loans were purchased for the three months ended December 31, 2013. Loan purchases were $164.7 million and $0.5 million for the twelve months ended December 31, 2014 and 2013, respectively.

	For the three months		For the twelve months
	ended December 31,		ended December 31,
(In thousands)	2014	2013	2014	2013
Multi-family residential	$ 176,216	$ 79,514	$ 420,978	$ 382,041
Commercial real estate	79,352	16,642	179,848	69,420
One-to-four family – mixed-use property	17,704	18,445	50,070	40,898
One-to-four family – residential	3,797	6,619	24,727	27,495
Co-operative apartments	170	167	170	4,966
Construction	165	1,138	1,566	3,089
Small Business Administration	534	133	1,611	603
Taxi Medallion	--	9,737	14,431	9,737
Commercial business and other	42,885	68,380	264,765	297,745
Total	$ 320,823	$ 200,775	$ 958,166	$ 835,994

The average rate on mortgage loan originations and purchases was 3.53% and 3.99% for the three months ended December 31, 2014 and 2013, respectively. The average rate on non-mortgage loan originations and purchases was 3.57% and 3.24% for the three months ended December 31, 2014 and 2013, respectively. The average rate on total loan originations and purchases was 3.54% and 3.70% for the three months ended December 31, 2014 and 2013, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the fourth quarter of 2014 had an average loan-to-value ratio of 50.8% and an average debt coverage ratio of 195%.

The Bank experienced improvements in its non-accrual loans during the twelve months ended December 31, 2014, and charge-offs remained low during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2014	2014	2013
Accrual Status:
Multi-family residential	$ 3,034	$ 3,049	$ 3,087
Commercial real estate	2,373	2,380	2,407
One-to-four family - mixed-use property	2,381	2,391	2,297
One-to-four family - residential	354	357	364
Construction	--	--	442
Commercial business and other	2,249	2,289	4,406

Total	10,391	10,466	13,003

Non-accrual status:
One-to-four family - mixed-use property	--	--	383
Total	--	--	383
Total performing troubled debt restructured	$ 10,391	$ 10,466	$ 13,386

During the twelve months ended December 31, 2014 three TDR loans totaling $2.7 million were transferred to non-performing status, which resulted in these loans being included in non-performing loans. Two of these loans, subsequent to being transferred to non-performing loans, were paid in full during the twelve months ended December 31, 2014. Additionally, during the year ended December 31, 2014, one loan for $0.4 million was transferred from performing non-accrual status to performing accrual status as it has made timely payments for six consecutive months.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2014	2014	2013
Loans 90 days or more past due and still accruing:
Multi-family residential	$ 676	$ 97	$ 52
Commercial real estate	820	264	--
One-to-four family - mixed-use property	405	421	--
One-to-four family - residential	14	14	15
Commercial business and other	386	351	539
Total	2,301	1,147	606

Non-accrual loans:
Multi-family residential	6,878	7,287	13,682
Commercial real estate	5,689	5,972	9,962
One-to-four family - mixed-use property	6,936	9,083	9,063
One-to-four family - residential	11,244	11,022	13,250
Co-operative apartments	--	--	57
Commercial business and other	1,143	1,155	2,348
Total	31,890	34,519	48,362
Total non-performing loans	34,191	35,666	48,968

Other non-performing assets:
Real estate acquired through foreclosure	6,326	5,792	2,985
Investment securities	--	--	1,871
Total	6,326	5,792	4,856
Total non-performing assets	$ 40,517	$ 41,458	$ 53,824

Included in loans over 90 days past due and still accruing were 10 loans totaling $2.3 million, nine loans totaling $1.1 million, and six loans totaling $0.6 million at December 31, 2014, September 30, 2014 and December 31, 2013, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the maturity of or repay these loans.

Included in non-performing loans were two loans totaling $2.4 million which were restructured as TDR and not performing in accordance with their restructured terms at December 31, 2014 and September 30, 2014, compared to one loan totaling $2.3 million at December 31, 2013.

The Bank's non-performing assets totaled $40.5 million at December 31, 2014, a decrease of $0.9 million from $41.5 million at September 30, 2014, and a decrease of $13.3 million from $53.8 million at December 31, 2013. Total non-performing assets as a percentage of total assets were 0.80% at December 31, 2014, 0.85% at September 30, 2014 and 1.14% at December 31, 2013. The ratio of allowance for loan losses to total non-performing loans was 73.4% at December 31, 2014, 79.5% at September 30, 2014, and 64.9% at December 31, 2013.

During the three months ended December 31, 2014, 30 loans totaling $8.3 million were added to non-accrual loans, 15 loans totaling $4.1 million were returned to performing status, two loans totaling $0.4 million were paid in full, five loans totaling $1.2 million were transferred to other real estate owned, and 13 loans totaling $4.6 million were sold.

During the twelve months ended December 31, 2014, the Company sold the one non-accrual trust preferred security for total proceeds of $2.1 million.

Performing loans delinquent 60 to 89 days were $8.5 million at December 31, 2014, an increase of $0.5 million from $8.0 million at September 30, 2014 but a decrease of $4.5 million from $13.0 million at December 31, 2013. Performing loans delinquent 30 to 59 days were $22.1 million at December 31, 2014, a decrease of $13.8 million from $36.0 million at September 30, 2014 and $15.2 million from $37.4 million at December 31, 2013.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2014	2013	2014	2013
Multi-family residential	$ 69	$ (260)	$ 1,011	$ 3,044
Commercial real estate	18	115	(156)	727
One-to-four family – mixed-use property	(159)	329	(185)	3,940
One-to-four family – residential	6	(149)	(166)	429
Co-operative apartments	--	34	(7)	104
Construction	--	--	--	2,678
Small Business Administration	(16)	21	(43)	370
Commercial business and other	138	(50)	205	1,971
Total net loan charge-offs	$ 56	$ 40	$ 659	$ 13,263

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the twelve months ended December 31, 2014, the Bank sold 27 non-performing loans for proceeds totaling $11.8 million, realizing net recoveries at the time of sale totaling $0.4 million. Additionally, during the twelve months ended December 31, 2014, the Bank sold seven performing loans at carrying value for total proceeds of $4.1 million.

During the twelve months ended December 31, 2014, mortgage-backed securities decreased $51.2 million, or 6.8%, to $704.9 million from $756.2 million at December 31, 2013. The decrease in mortgage-backed securities during the twelve months ended December 31, 2014 was primarily due to the sale of $85.0 million in mortgage-backed securities at an average yield of 3.66%, as part of the balance sheet deleveraging, as discussed above and $100.6 million in principal repayments. These decreases were partially offset by purchases of $125.9 million in mortgage-backed securities at an average yield of 2.51% and an improvement of $11.2 million in the fair value of mortgage-backed securities.

During the twelve months ended December 31, 2014, other securities increased $6.7 million, or 2.6%, to $268.4 million from $261.6 million at December 31, 2013. The increase in other securities during the twelve months ended December 31, 2014 was primarily due to purchases of $36.6 million at an average yield of 1.91% and an improvement in the fair value of other securities totaling $10.3 million, partially offset by the sale of $10.2 million in other securities at an average yield of 2.07%, as part of the balance sheet deleveraging, as discussed above. Additionally, the twelve months ended December 31, 2014 included the sale of $11.1 million in substandard trust preferred securities, the redemption of $6.0 million of mutual funds and $11.1 million of maturities. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds and corporate bonds.

Total liabilities were $4,620.8 million at December 31, 2014, an increase of $331.8 million, or 7.7%, from $4,289.0 million at December 31, 2013. During the twelve months ended December 31, 2014, due to depositors increased $272.9 million, or 8.5%, to $3,472.9 million, as a result of a $184.9 million increase in certificates of deposit and an $88.1 million increase in core deposits. Borrowed funds increased $44.4 million during the twelve months ended December 31, 2014. The increase in core deposits was due to increases of $90.4 million and $58.5 million in money market and demand accounts, respectively, partially offset by decreases of $57.7 million and $3.1 million in NOW and savings accounts, respectively. The decrease in NOW accounts and the increase in money market accounts reflect the transfer of $79.9 million in balances from municipal NOW accounts to municipal money market accounts during the current year-to-date period.

Total stockholders' equity increased $23.7 million, or 5.5%, to $456.2 million at December 31, 2014 from $432.5 million at December 31, 2013. Stockholders' equity increased primarily due to net income of $44.2 million for the twelve months ended December 31, 2014, an increase in comprehensive income of $8.5 million primarily due to an increase in the fair value of the securities portfolio, partially offset by a decrease in the funded status of the Company's pension plans, and $1.9 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $17.9 million and the purchase of 914,671 treasury shares at a cost of $17.6 million. Book value per common share was $15.52 at December 31, 2014 compared to $14.36 at December 31, 2013. Tangible book value per common share, a non-GAAP measure, was $14.98 at December 31, 2014 compared to $13.84 at December 31, 2013.

During the quarter ended December 31, 2014, the Company repurchased 253,201 shares of the Company's common stock at an average cost of $19.68 per share. At December 31, 2014, 635,199 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities, and by adding back, net of tax, the penalty incurred from the prepayment of borrowings and other-than-temporary impairment charges.

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2014	2013	2014	2014	2013
	(Dollars in thousands, except per share data)

GAAP income before income taxes	$ 18,045	$ 18,406	$ 18,261	$ 72,812	$ 60,708

Net loss from fair value adjustments	1,048	1,900	474	2,568	2,521
Other-than-temporary impairment charges	--	--	--	--	1,419
Net (gain) loss on sale of securities	2,341	(49)	(5,216)	(2,875)	(3,021)
Penalty from prepayment of borrowings	--	--	5,187	5,187	2,579

Core income before taxes	21,434	20,257	18,706	77,692	64,206

Provision for income taxes for core income	8,442	7,268	7,251	30,667	24,486
Core net income	$ 12,992	$ 12,989	$ 11,455	$ 47,025	$ 39,720

GAAP diluted earnings per common share	$ 0.38	$ 0.40	$ 0.38	$ 1.48	$ 1.26

Net loss from fair value adjustments, net of tax	0.02	0.04	0.01	0.05	0.05
Other-than-temporary impairment charges, net of tax	--	--	--	--	0.03
Net (gain) loss on sale of securities, net of tax	0.05	--	(0.10)	(0.06)	(0.06)
Penalty from prepayment of borrowings, net of tax	--	--	0.10	0.10	0.05
Core diluted earnings per common share*	$ 0.44	$ 0.44	$ 0.38	$ 1.58	$ 1.32

Core net income, as calculated above	$ 12,992	$ 12,989	$ 11,455	$ 47,025	$ 39,720
Average assets	4,921,005	4,714,876	4,859,717	4,838,412	4,576,124
Average equity	454,254	429,216	454,580	450,397	432,410
Core return on average assets**	1.06%	1.10%	0.94%	0.97%	0.87%
Core return on average equity**	11.44%	12.10%	10.08%	10.44%	9.19%

* Core diluted earnings per common share may not foot due to rounding.
** Ratios for the three months ended December 31, 2014 and 2013 and September 30, 2014 are calculated on an annualized basis.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)
	December 31,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$ 34,265	$ 33,485
Securities available for sale:
Mortgage-backed securities	704,933	756,156
Other securities	268,377	261,634
Loans held for sale	--	425
Loans:
Multi-family residential	1,923,460	1,712,039
Commercial real estate	621,569	512,552
One-to-four family – mixed-use property	573,779	595,751
One-to-four family – residential	187,572	193,726
Co-operative apartments	9,835	10,137
Construction	5,286	4,247
Small Business Administration	7,134	7,792
Taxi medallion	22,519	13,123
Commercial business and other	447,500	373,641
Net unamortized premiums and unearned loan fees	11,719	11,170
Allowance for loan losses	(25,096)	(31,776)
Net loans	3,785,277	3,402,402
Interest and dividends receivable	17,251	17,370
Bank premises and equipment, net	21,868	20,356
Federal Home Loan Bank of New York stock	46,924	46,025
Bank owned life insurance	112,656	109,606
Goodwill	16,127	16,127
Other assets	69,335	57,915
Total assets	$ 5,077,013	$ 4,721,501

LIABILITIES
Due to depositors:
Non-interest bearing	$ 255,834	$ 197,343
Interest-bearing:
Certificate of deposit accounts	1,305,823	1,120,955
Savings accounts	261,942	265,003
Money market accounts	290,263	199,907
NOW accounts	1,359,057	1,416,774
Total interest-bearing deposits	3,217,085	3,002,639
Mortgagors' escrow deposits	35,679	32,798
Borrowed funds	1,056,492	1,012,122
Other liabilities	55,676	44,067
Total liabilities	4,620,766	4,288,969

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at December 31, 2014 and December 31, 2013; 29,403,823 shares and 30,123,252 shares outstanding at December 31, 2014 and December 31, 2013, respectively)	315	315
Additional paid-in capital	206,437	201,902
Treasury stock (2,126,772 shares and 1,407,343 shares at December 31, 2014 and December 31, 2013, respectively)	(37,221)	(22,053)
Retained earnings	289,623	263,743
Accumulated other comprehensive loss, net of taxes	(2,907)	(11,375)
Total stockholders' equity	456,247	432,532

Total liabilities and stockholders' equity	$ 5,077,013	$ 4,721,501

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$ 43,050	$ 42,968	$ 170,327	$ 171,309
Interest and dividends on securities:
Interest	5,918	7,047	25,969	28,310
Dividends	179	254	753	828
Other interest income	24	25	79	79
Total interest and dividend income	49,171	50,294	197,128	200,526
Interest expense
Deposits	7,320	7,877	30,044	32,037
Other interest expense	4,737	5,181	24,697	22,826
Total interest expense	12,057	13,058	54,741	54,863
Net interest income	37,114	37,236	142,387	145,663
Provision (benefit) for loan losses	(3,192)	1,000	(6,021)	13,935
Net interest income after provision for loan losses	40,306	36,236	148,408	131,728
Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	--	--	--	(2,508)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	--	--	--	1,089
Net OTTI charge recognized in earnings	--	--	--	(1,419)
Banking services fee income	1,070	1,075	3,394	3,687
Net (loss) gain on sale of securities	(2,341)	49	2,875	3,021
Net gain on sale of loans	67	32	67	176
Net loss from fair value adjustments	(1,048)	(1,900)	(2,568)	(2,521)
Federal Home Loan Bank of New York stock dividends	454	449	1,898	1,663
Bank owned life insurance	757	844	3,050	3,363
Other income	465	515	1,527	1,586
Total non-interest income (loss)	(576)	1,064	10,243	9,556
Non-interest expense
Salaries and employee benefits	12,312	10,487	48,998	44,397
Occupancy and equipment	2,037	1,969	7,998	7,646
Professional services	1,644	830	5,982	5,210
FDIC deposit insurance	566	771	2,707	3,206
Data processing	1,063	1,054	4,194	4,238
Depreciation and amortization	691	715	2,813	2,953
Other real estate owned/foreclosure expense	431	763	1,338	2,292
Other operating expenses	2,941	2,305	11,809	10,634
Total non-interest expense	21,685	18,894	85,839	80,576
Income before income taxes	18,045	18,406	72,812	60,708
Provision for income taxes
Federal	5,401	4,627	20,912	17,344
State and local	1,587	1,831	7,661	5,612
Total taxes	6,988	6,458	28,573	22,956
Net income	$ 11,057	$ 11,948	$ 44,239	$ 37,752

Basic earnings per common share	$ 0.38	$ 0.40	$ 1.49	$ 1.26
Diluted earnings per common share	$ 0.38	$ 0.40	$ 1.48	$ 1.26
Dividends per common share	$ 0.15	$ 0.13	$ 0.60	$ 0.52

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months		At or for the twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
Per Share Data
Basic earnings per share	$ 0.38	$ 0.40	$ 1.49	$ 1.26
Diluted earnings per share	$ 0.38	$ 0.40	$ 1.48	$ 1.26
Average number of shares outstanding for:
Basic earnings per common share computation	29,343,027	29,762,257	29,787,842	30,047,099
Diluted earnings per common share computation	29,365,970	29,802,234	29,816,511	30,073,388
Book value per common share (1)	$15.52	$14.36	$15.52	$14.36
Tangible book value per common share (2)	$14.98	$13.84	$14.98	$13.84

Average Balances
Total loans, net	$ 3,640,793	$ 3,369,245	$ 3,521,907	$ 3,258,662
Total interest-earning assets	4,660,869	4,460,206	4,583,671	4,316,786
Total assets	4,921,005	4,714,876	4,838,412	4,576,124
Total due to depositors	3,127,009	2,994,656	3,094,743	2,932,559
Total interest-bearing liabilities	4,183,056	4,053,155	4,136,409	3,931,964
Stockholders' equity	454,254	429,216	450,397	432,410

Performance Ratios (3)
Return on average assets	0.90%	1.01%	0.91%	0.82%
Return on average equity	9.74	11.13	9.82	8.73
Yield on average interest-earning assets	4.22	4.51	4.30	4.65
Cost of average interest-bearing liabilities	1.15	1.29	1.32	1.40
Interest rate spread during period	3.07	3.22	2.98	3.25
Net interest margin	3.19	3.34	3.11	3.37
Core cost of average interest-bearing liabilities (4)	1.15	1.29	1.20	1.33
Core interest rate spread during period (4)	3.07	3.22	3.10	3.32
Core net interest margin (4)	3.19	3.34	3.22	3.43
Non-interest expense to average assets	1.76	1.60	1.77	1.76
Efficiency ratio (5)	54.07	46.96	54.40	50.64
Average interest-earning assets to average interest-bearing liabilities	1.11X	1.10X	1.11X	1.10X

(1) Calculated by dividing common stockholders' equity of $456.2 million and $432.5 million at December 31, 2014 and 2013, respectively, by 29,403,823 and 30,123,252 shares outstanding at December 31, 2014 and 2013, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $440.5 million and $416.8 million at December 31, 2014 and 2013, respectively, by 29,403,823 and 30,123,252 shares outstanding at December 31, 2014 and 2013, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three months ended December 31, 2014 and 2013 are presented on an annualized basis.
(4) Core, a non-GAAP measure, excludes the prepayment penalty on borrowings of $5.2 million recorded during the twelve months ended December 31, 2014 and a $2.6 million prepayment penalty recorded during the twelve months ended December 31, 2013. There was no prepayment penalty on borrowings for the three months ended December 31, 2014, or 2013, respectively.
(5) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income (excluding prepayment penalties paid on borrowings) and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges and net gains on the sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the year	At or for the year
	ended	ended
	December 31, 2014	December 31, 2013

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Core capital	9.62%	9.70%
Tier 1 risk-based capital	13.87	14.93
Total risk-based capital	14.61	15.97

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.63%	9.48%
Tier 1 risk-based capital (well capitalized = 6%)	13.87	14.59
Total risk-based capital (well capitalized = 10%)	14.60	15.63

Capital ratios:
Average equity to average assets	9.31%	9.45%
Equity to total assets	8.99	9.16
Tangible common equity to tangible assets	8.70	8.86

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 31,890	$ 48,362
Non-performing loans	34,191	48,968
Non-performing assets	40,517	53,824
Net charge-offs	659	13,263

Asset quality ratios:
Non-performing loans to gross loans	0.90%	1.43%
Non-performing assets to total assets	0.80	1.14
Allowance for loan losses to gross loans	0.66	0.93
Allowance for loan losses to non-performing assets	61.94	59.04
Allowance for loan losses to non-performing loans	73.40	64.89

Full-service customer facilities	17	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended December 31,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,166,172	$ 38,964	4.92%	$ 2,999,404	$ 39,499	5.27%
Other loans, net (1)	474,621	4,086	3.44	369,841	3,469	3.75
Total loans, net	3,640,793	43,050	4.73	3,369,245	42,968	5.10
Mortgage-backed securities	694,403	4,401	2.54	765,393	5,523	2.89
Other securities	278,998	1,696	2.43	274,848	1,778	2.59
Total securities	973,401	6,097	2.51	1,040,241	7,301	2.81
Interest-earning deposits and federal funds sold	46,675	24	0.21	50,720	25	0.20
Total interest-earning assets	4,660,869	49,171	4.22	4,460,206	50,294	4.51
Other assets	260,136			254,670
Total assets	$ 4,921,005			$ 4,714,876

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 257,124	239	0.37	$ 266,895	126	0.19
NOW accounts	1,306,139	1,484	0.45	1,345,131	1,733	0.52
Money market accounts	288,262	226	0.31	202,001	97	0.19
Certificate of deposit accounts	1,275,484	5,332	1.67	1,180,629	5,910	2.00
Total due to depositors	3,127,009	7,281	0.93	2,994,656	7,866	1.05
Mortgagors' escrow accounts	49,488	39	0.32	46,352	11	0.09
Total deposits	3,176,497	7,320	0.92	3,041,008	7,877	1.04
Borrowed funds	1,006,559	4,737	1.88	1,012,147	5,181	2.05
Total interest-bearing liabilities	4,183,056	12,057	1.15	4,053,155	13,058	1.29
Non interest-bearing deposits	238,777			188,354
Other liabilities	44,918			44,151
Total liabilities	4,466,751			4,285,660
Equity	454,254			429,216
Total liabilities and equity	$ 4,921,005			$ 4,714,876

Net interest income / net interest rate spread		$ 37,114	3.07%		$ 37,236	3.22%

Net interest-earning assets / net interest margin	$ 477,813		3.19%	$ 407,051		3.34%

Ratio of interest-earning assets to interest-bearing liabilities			1.11X			1.10X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.5 million and $0.9 million for the three months ended December 31, 2014 and 2013, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the twelve months ended December 31,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,075,055	$ 154,316	5.02%	$ 2,928,694	$ 158,420	5.41%
Other loans, net (1)	446,852	16,011	3.58	329,968	12,889	3.91
Total loans, net	3,521,907	170,327	4.84	3,258,662	171,309	5.26
Mortgage-backed securities	740,190	19,872	2.68	764,290	22,844	2.99
Other securities	279,804	6,850	2.45	251,380	6,294	2.50
Total securities	1,019,994	26,722	2.62	1,015,670	29,138	2.87
Interest-earning deposits and federal funds sold	41,770	79	0.19	42,454	79	0.19
Total interest-earning assets	4,583,671	197,128	4.30	4,316,786	200,526	4.65
Other assets	254,741			259,338
Total assets	$ 4,838,412			$ 4,576,124

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 258,243	597	0.23	$ 274,791	515	0.19
NOW accounts	1,390,899	6,227	0.45	1,291,861	6,777	0.52
Money market accounts	245,752	667	0.27	180,211	294	0.16
Certificate of deposit accounts	1,199,849	22,420	1.87	1,185,696	24,414	2.06
Total due to depositors	3,094,743	29,911	0.97	2,932,559	32,000	1.09
Mortgagors' escrow accounts	47,876	133	0.28	46,217	37	0.08
Total deposits	3,142,619	30,044	0.96	2,978,776	32,037	1.08
Borrowed funds	993,790	24,697	2.49	953,188	22,826	2.39
Total interest-bearing liabilities	4,136,409	54,741	1.32	3,931,964	54,863	1.40
Non interest-bearing deposits	211,389			169,190
Other liabilities	40,217			42,560
Total liabilities	4,388,015			4,143,714
Equity	450,397			432,410
Total liabilities and equity	$ 4,838,412			$ 4,576,124

Net interest income / net interest rate spread		$ 142,387	2.98%		$ 145,663	3.25%

Net interest-earning assets / net interest margin	$ 447,262		3.11%	$ 384,822		3.37%

Ratio of interest-earning assets to interest-bearing liabilities			1.11X			1.10X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $5.0 million and $3.6 million for the twelve months ended December 31, 2014 and 2013, respectively.
CONTACT: David Fry
         Senior Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400